EXHIBIT 10.8

DATED JULY 31 2007

(1)           UNIQUE FIDELITY ENGINEERING LIMITED

AND

(2)           SEVEN ARTS PICTURES PLC

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SUBSCRIPTION AGREEMENT

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Davenport Lyons
30 Old Burlington Street, London W1S 3NL
Telephone:+(020) 7468 2600
Fax: + (020) 7437 8216
Email: dl@davenportlyons.com
Web. www.davenportlyons.com

THIS AGREEMENT is made on	2007

With effect from: 6 March 2007

BETWEEN

(1) UNIQUE FIDELITY ENGINEERING LIMITED of 231F Great Eagle Center, Suite 2302-3, 23 Harbor Road, Wanchal, Hong Kong (“Unique Fidelity”); and

(2) SEVEN ARTS PICTURES PLC a company incorporated in England & Wales under company number: 4276617 and Whose registered office is at 30 Farringdon Street, London EC4A 4HJ (“Company”).

RECITALS

(A) Unique Fidelity has agreed to subscribe for 2,500,000 Ordinary Shares for the consideration set out below.

(B) The Company is authorised to enter into this Agreement and to issue the 2,500,000 Ordinary Shares subscribed for.

IT IS AGREED as follows:

1. INTERPRETATION

1.1 In this Agreement:

‘Act’ means the Companies Act 1985;

‘Articles’ means the articles of association for the time being of the Company;

‘Business Day’ means any day (other than a Saturday) when bank in London are open for the transaction of normal banking business;

‘Effective Date’ means August 8, 2007;

‘Encumbrance’ means any mortgage, pledge, lien, charge, assignment, hypothecation or other agreement or arrangement which has the same or a similar effect to the granting of security;

‘Group Company’ means Unique Fidelity and any holding company or subsidiary undertaking for the time being of Unique Fidelity and any subsidiary undertaking for the time being of such holding company;

‘Ordinary Shares’ means ordinary shares of £0.05 each in the share capital of the Company;

‘Subscriber Shares’ has the meaning set out in clause 2.1;

‘Subscription’ means the subscription by Unique Fidelity for the Subscriber Shares pursuant to this Agreement;

‘Subscription Monies’ means the monies payable by Unique Fidelity for the Subscriber Shares.

1.2           In this Agreement, a reference to:

1.2.1        a ‘subsidiary’ or ‘holding company’ shall be construed in accordance with section 736 of the Act;

1.2.2        an ‘associated company’ and ‘control’ shall be construed in accordance with section 416 of the income and Corporation Taxes Act 1988;

1.2.3        a statutory provision included a reference to:

(a) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and

(b) any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);

1.2.4        Persons includes a reference to any body corporate, unincorporated association of partnership;

1.2.6        a person includes a reference to that person’s legal personal representatives or successors;

1.3           The headings in this Agreement shall not affect the interpretation of this Agreement.

2.             SUBSCRIPTION

2.1           Unique Fidelity shall subscribe for two million five hundred thousand (2,500,000) Ordinary Shares (‘Subscriber Shares’) between the Effective Date and [long stop date] 2007 at a price to be determined in accordance with clause 3.

2.2 The consideration will be payable in property approved by the Company, to the Company in full on allotment in accordance with clause 3.

2.3 The Subscriber Shares shall be allotted and issued to Unique Fidelity fully paid and free from all Encumbrances and with all the rights attaching to them pursuant to the Articles.

3.             PRICE, ISSUE & ALLOTMENT

3.1           Unique Fidelity shall serve notice (“Call Notice”) in writing on the Company at any time after the Effective Date but prior to August 31, 2007 to effect issue and allotment of some or all of the Subscriber Shares (‘Called Shares’). Any Call Notice served shall be irrevocable.
3.2           Upon receipt of such Call Notice, the Company shall within 5 Business Days issue and allot to Unique Fidelity the number of Called Shares specified in the notice.

3.3           The Called Shares shall be issued and allotted at a price (‘Price’) calculated as the greater of:

3.3.1        £0.15 per Ordinary Share; and

3.3.2        seventy per cent (70%) of the mid-point of the offer and bid prices quoted for Ordinary Shares on the Plus Market on the date upon which the Call Notice is served upon the Company.

3.4           The Company shall notify Unique Fidelity of the Price within 2 Business Days of receipt of the Call Notice.

3.5           Unique Fidelity shall pay to the Company property approved by Company equivalent to the Price multiplied by the number of Called Shares (“Consideration”) in full within 5 Business Days of serving the Call Notice. The Company shall not be obliged to issue and allot the Called Shares until it is in receipt of cleared funds from Unique Fidelity for the Consideration, and the period specified in clause 3.2 shall be extended until receipt by the Company of the Consideration.

3.6           Unique Fidelity may serve on or more Call Notices on the Company in respect of some or all of the Subscriber Shares from the Effective Date until August 31, 2007, so long as the total number of Called Shares subject to such Called Notices is 2,500,000 Ordinary Shares. In the event that Unique Fidelity.

3.6.1        Serves call Notices for more than 2,500,000 Ordinary Shares, the Company shall only issue and allot 2,500,000 Ordinary Shares and shall remit the balance of any overpaid consideration at the risk of Unique Fidelity;

3.6.2        either serves no call Notice or serves Call Notices for an aggregate number of Called Shares that is less than 2,500,000 Ordinary Shares by [long stop date] 2007, then the provisions of clause 3.7 shall apply.

3.7           In the event that clause 3.6.2 applies the Company shall be entitled to serve notice on Unique Fidelity (‘Put Notice’) to require Unique Fidelity to purchase such number of the Subscriber Shares as remain unissued to Unique Fidelity (‘Put Shares’). Any Put Notice served shall be irrevocable.

3.8           Upon receipt of such Put Notice, Unique Fidelity shall within 5 Business Days pay to the Company property approved by the Company equivalent to the Put Price multiplied by the number of Put Shares (“Put Consideration”), and upon receipt of the Put Consideration the Company shall within 5 Business Days issue and allot to Unique Fidelity the Put Shares.]

3.9           The price for the Ordinary shares subject to the Put Notice (“Put Price”) shall be calculated as the greater of:

3.9.1        20.15 per Ordinary Share; and
3.9.2    seventy per cent (70%) of the mid-point of the offer and bid prices quoted for Ordinary Shares on the Plus Market on the date upon which the Put Notice is served by the Company.

3.10         Unique Fidelity acknowledges that the Company is and shall act is reliance upon Unique Fidelity subscribing for the Subscriber Shares in full and the Company shall incur contractual obligations in anticipation of being in receipt of the proceeds of such subscription. Further the parties agree that should;

3.10.1 the Company exercise its rights under clause 3.5 not to issue and allot Ordinary Shares for which it is not in receipt of cleared funds; or

3.10.2      Unique Fidelity fall to pay the Put Consideration in accordance with clause 3.8;

the Company shall have valid grounds to pursue Unique Fidelity for the unpaid Consideration or Put Consideration (as the case may be) regardless of whether the Company has proceeded to issue and allot the Called Shares or Put Shares. In the alternative, the Company may issue and allot the Called Shares or Put Shares partly paid and pursue Unique Fidelity for the outstanding consideration whilst retaining physical possession of the share certificates in relation to the Ordinary Shares subject to the dispute. The parties agree that the Company may pursue either of the above options without prejudice to any other rights or remedies if may have.

4.             DEALING IN SHARES

4.1           Unique Fidelity hereby undertakes that it shall not (save in the event of an intervening court order, or an offer for the entire share capital of the Company becoming or being declared unconditional);

4.1.1        dispose of any interest in any Ordinary Shares before August 8, 2007; and

4.1.2        save as set out in this Agreement, acquire any interest in any Ordinary Shares before August 31, 2007.

4.2           For these purposes, the expression dispose shall extend to any sale, transfer, charge, pledge, encumbrance or grant of any option over or in respect of or an agreement to do any of these things (whether oral or in writing).

4.3           Unique Fidelity further undertakes that:

4.3.1 It will procure that no Group Company or associated company of Unique Fidelity shall deal in Ordinary Shares in breach of clause 4.1; and

4.3.2 it shall not directly or indirectly either on its own account or through the agency of another seek to manipulate the market in Ordinary Shares.

4.4           At the Effective Date and at the date hereof, Unique Fidelity does not own Ordinary Shares in the Company amounting to 3% of the issued share capital of the Company. Upon issue and allotment of some or all of the Subscriber Shares, the Company and Unique Fidelity shall comply with all appropriate notice and announcement requirements to the Plus market.

4.5           Upon the Issue and allotment of all of the Subscriber Shares, Unique Fidelity shall not own 30% or more of the Issued share capital of the Company.

5.             NOTICES

5.1           Any notice or other communication to be given by one party to another under, or in connection with the matters contemplated by this Agreement shall be addressed to the recipient and sent to the address or facsimile number of such other party given in this clause 5.1; and marked for the attention of the person so given or sent to such other address or facsimile number and or marker for such other attention as such other party may from time to time specify by notice given in accordance with this clause to the party giving the relevant notice or communication to it. As at the date of this Agreement such details are:

For Unique Fidelity:

Address:

Facsimile number:

For the attention of:

For the Company:

Address:	30 Farringdon Street, London EC4A 4HJ

Facsimile number:	020 7544 5565

For the attention of:	John Bottomley (Company Secretary)

5.2           Any notice or other communication to be given by any party to any other party under or in connection with the matters contemplated by this Agreement shall be in writing and shall be given by letter delivered by hand and by facsimile, and shall be deemed to have been received:

5.2.1        In the case of delivery by hand, when delivered; or

5.2.2        In the case of a facsimile, on acknowledgement of the addressee’s facsimile receiving equipment (where such acknowledgement occurs before 17:00 on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.

Any notice or other communication not received on a Business Day or received after 17:00 local time on any Business Day in the place of receipt shall be deemed to be received on the next following Business Day.

6.             GENERAL

6.1           In entering into this Agreement and in any subsequent dealing with the Subscriber Shares, Unique Fidelity undertakes to the Company that it shall comply in all respects with all applicable laws, rules and regulations to which it is subject in its jurisdiction of incorporation and in any jurisdiction in which the Ordinary Shares are traded.

6.2           Nothing in the Agreement or in any document referred to in it shall constitute any of the parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any party any power to bind or impose any obligations to any third parties on any other party or to pledge the credit of any other party.

6.3           None of the parties may assign any of their respective rights or obligations under this Agreement in whole or in part (otherwise than pursuant to a transfer of Ordinary Shares in accordance in all respects with the provisions and requirements of this Agreement and of the Articles).

6.4           This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to the subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

6.5           No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of the parties.

6.6           Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contract (Rights of Third Parties) Act 1999.

7.             COUNTERPARTS

7.1           This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when executed and delivered shall constitute an original but all the counterparts shall together constitute but one and the same instrument.

8.             GOVERNING LAW AND JURISDICTION

8.1           This Agreement shall be governed by, and construed in accordance with, English Law.

8.2           Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

IN WITNESS whereof the parties have executed this Agreement on the day and year first above written.

SIGNED on behalf of	)	Peter m. Hoffman
SEVEN ARTS PICTURES PLC	)	Director

SIGNED on behalf of	)	Jim Loughran
UNIQUE FIDELITY	)	Director
ENGINEERING LIMITED	)	Authorized Signatory